EXHIBIT 2.2

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER


     THIS AMENDMENT dated as of May 19, 2000 (this "Amendment") to the Agreement and Plan of Merger (the "Agreement") dated as of April 12, 2000 among COMPUTONE CORPORATION, a Delaware corporation ("Computone"), NEW COMPUTONE CORPORATION, a Delaware corporation and a wholly owned subsidiary of Computone ("Sub"), MULTI-USER SOLUTIONS, LTD., a Georgia corporation (the "Company") and DARRIN S. SHERRILL and JOHN H. GARDNER, JR. (individually, a "Shareholder" and, collectively, the "Shareholders"), which Shareholders own all of the issued and outstanding shares (the "Shares") of Company Common Stock.

                                   WITNESSETH:

     WHEREAS, Computone, Sub, the Company and the Shareholders, as permitted by
Section 10.1 of the Agreement, desire to amend the Agreement to the extent specified in this Amendment;

     NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements contained herein and in the Agreement and intending to be legally bound hereby, covenant and agree as follows:

     1. Amendment of Section 9.1(b) of the Agreement. Section 9.1(b) of the Agreement is hereby amended and restated so that, as amended and restated,
Section 9.1(b) of the Agreement shall read in its entirety as follows:

        (b) by either Computone or by the Company by one day's written notice to the Company or Computone, as the case may be, if the Closing shall not have been consummated on or before June 30, 2000; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;"

     2. Amendment of Section 5.3 of the Agreement. Section 5.3 of the Agreement is hereby amended and restated so that, as amended and restated, Section 5.3 of the Agreement shall read in its entirety as follows:

        "5.3 Inconsistent Activities. Unless and until the earlier to occur of
        (i) the termination of this Agreement in accordance with Article IX hereof or (ii) June 30, 2000, neither the Company nor either Shareholder shall (a) solicit, directly or indirectly, any offer to acquire the Company, whether by merger, purchase of stock, purchase of assets or otherwise or (b) enter into any negotiations or agreements that contemplate the merger or sale of the Company or of all or a substantial part of the assets of the Company to any person other than Computone or the Sub."


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     3. Amendment of Section 6.2 of the Agreement. Section 6.2 of the Agreement
is hereby amended and restated so that, as amended and restated, Section 6.2 of the Agreement shall read in its entirety as follows:

        "6.2 Effective Time. On the Closing Date (as defined in Section 6.3) (or on such other date as the Company and the Sub may agree), the Company and the Sub shall execute in the manner required by Delaware Law and deliver to the Secretary of State of the States of Delaware and Georgia a duly executed and verified certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time"; provided, however, that notwithstanding the foregoing or any other provision in this Agreement to the contrary, for accounting purposes only the Merger shall be effective as of the close of business on June 30, 2000."

     4. Ratification of Remainder of the Agreement. Except for the amendment and restatement of Section 9.1(b), Section 5.3 and Section 6.2 of the Agreement as set forth in Sections 1, 2 and 3 of this Amendment, all of the terms and provisions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


                                           COMPUTONE CORPORATION

                                           By: /s/ Perry J. Pickerign
                                               ---------------------------------
                                               Perry J. Pickerign, President and
                                               Chief Executive Officer


                                           NEW COMPUTONE CORPORATION

                                           By: /s/ Perry J. Pickerign
                                               ---------------------------------
                                               Perry J. Pickerign, President


                                           MULTI-USER SOLUTIONS, LTD.

                                           By: /s/ Darrin S. Sherrill
                                               ---------------------------------
                                               Darrin S. Sherrill, President and
                                               Chief Executive Officer


                                           THE SHAREHOLDERS:
                                           /s/ Darrin S. Sherrill
                                           -------------------------------------
                                           Darrin S. Sherrill

                                           /s/ John H. Gardner, Jr.
                                           -------------------------------------
                                           John H. Gardner, Jr.


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